Exhibit 10.32

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) entered into as of <<DATE>> (the “Grant Date”), by and between Fluor Corporation, a Delaware corporation, and <<NAME>> (“Grantee” or “you”) evidences the grant of a Restricted Stock Award by the Committee (as defined in the Plan) under the Fluor Corporation 2000 Restricted Stock Plan for Non-Employee Directors, as amended (“ Plan”).

Section 1.              AWARD SUBJECT TO PLAN

This Restricted Stock Award is made subject to all of the terms and conditions of the Plan, a copy of which is provided to Grantee herewith, including any terms, rules or determinations made by the Committee, pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.  Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.

Section 2.              RESTRICTED STOCK AWARD

The Company hereby awards Grantee <<NUMBER>> shares of Company common stock pursuant to the Plan, subject to the terms and conditions set forth herein.  Subject to the provisions of Section 3 and Section 4 hereof, upon the issuance to Grantee of Restricted Stock hereunder, Grantee shall have all the rights of a shareholder with respect to the shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Section 3.              RESTRICTIONS ON SALE OR OTHER TRANSFER

Each share of stock issued to Grantee pursuant to this Agreement shall be subject to forfeiture to the Company and each share may not be sold or otherwise transferred except pursuant to the following provisions:

(a)           The shares shall be held in book entry form with the Company’s transfer agent until the restrictions set forth herein lapse in accordance with the provisions of Section 4 or until the shares are forfeited pursuant to paragraph (c) of this Section 3.

(b)           No such shares may be sold, transferred or otherwise alienated or hypothecated so long as such shares are subject to the restriction provided for in this Agreement.

(c)           All of Grantee’s restricted stock remaining subject to any restriction hereunder shall be forfeited to, and be acquired at no cost by, the Company in the event that the Committee determines that any of the following circumstances has occurred:

(i)            Grantee has engaged in knowing and willful misconduct in connection with his service as a member of the Board;

(ii)           Grantee, without the consent of the Committee, at any time during his period of service as a member of the Board, becomes a principal of, serves as a director of, or owns a material interest in, any business that directly or through a controlled subsidiary competes with the Company or any Subsidiary; or

(iii)          Grantee does not stand for re-election to, or voluntarily quits or resigns from, the Board for any reason, except under circumstances that would cause such restrictions to lapse under Section 4.

Section 4.              LAPSE OF RESTRICTIONS

Provided you are serving as a non-employee director of the Company at the time, the restrictions set forth in Section 3 hereof shall lapse (provided that such shares have not previously been forfeited pursuant to the provisions of paragraph (c) of Section 3 hereof) with respect to the number of shares as specified below upon the occurrence of any of the following events:

(a)           [Vesting schedule to be determined by the Committee.]

(b)           Notwithstanding the foregoing, the restrictions set forth in Section 3 hereof shall lapse in their entirety if the restricted stock has been held by Grantee for at least six months, and:

(i)            the Grantee attains the age for mandatory retirement of members of the Board as specified in the Bylaws of the Company (as applied to the Grantee on the date Grantee’s retirement from the Board) or obtains Board approval of early retirement in accordance with Section 5.5 of the Plan;

(ii)           the Grantee dies or becomes permanently and totally disabled, as determined in accordance with applicable Company personnel policies; or

(iii)          upon a Change of Control.

Section 5.              NONTRANSFERABILITY

The Award granted hereunder may be exercised during the life of Grantee solely by Grantee or Grantee’s duly appointed guardian or personal representative.  Grantee acknowledges and agrees that no Award and no other right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature.

Section 6.              ENFORCEMENT

This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Texas.

Section 7.              EXECUTION OF AWARD AGREEMENT

Please acknowledge your acceptance of the terms and conditions of this Agreement by signing the original of this Agreement and returning it to Executive Services.  If you have not signed and returned this Agreement within one month, the Company is not obligated to provide you any benefit hereunder and may refuse to issue shares to you under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first herein above written.

FLUOR CORPORATION

by:
Carlos M. Hernandez
Chief Legal Officer & Secretary

Grantee